Exhibit 8.1
Strasburger & Price, LLP
901 Main Street, Suite 4400
Dallas, TX 75202
(214) 651-4300
May 31, 2006
Trinity Industries, Inc.
2525 Stemmons Fwy
Dallas, TX 75207
Ladies and Gentlemen:
We have acted as counsel to Trinity Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement (Registration No. 333-                    ) on Form S-3 (the “Registration Statement”), including a form of prospectus (the “Prospectus”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of (i) up to $500,000,000.00 aggregate principal amount of the Company’s convertible subordinate Securities due June 1, 2036 (the “Securities”) and (ii) such indeterminate number of shares of the Company’s common stock, par value $1.00 per share, as may be issuable upon conversion of the Securities. This opinion and consent is being furnished in accordance with the requirements of Item 601(b)(8) and 601(b)(23) of Regulation S-K of the Securities Act.
In delivering this opinion letter, we have reviewed and relied upon: the Registration Statement and Prospectus. We have also examined, and have relied upon as to matters of fact, in addition to the documents referred to above, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and certificates or comparable documents, and we have made such other investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption “Material United States federal income tax considerations,” to the extent they constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, fairly summarize the matters described therein in all material respects.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Material United States federal income tax consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Strasburger & Price, LLP
By:	/s/ James R. Browne
James R. Browne